UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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American Assets Trust, Inc.
(Name of Registrant as Specified in Its Charter)

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April 16, 2013
Dear Fellow Stockholder:

On behalf of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, I cordially invite you to attend our Annual Meeting of Stockholders on Thursday, June 13, 2013, at 11455 El Camino Real, San Diego, California 92130, ICW Boardroom — 2nd Floor at 9:00 a.m. (PDT).

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy to vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.

Thank you for your continued support of American Assets Trust, Inc.

Sincerely yours,

Ernest S. Rady
Executive Chairman of the Board of Directors

American Assets Trust, Inc.
11455 El Camino Real, Suite 200
San Diego, California 92130
(858) 350-2600

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2013 Annual Meeting of Stockholders of American Assets Trust, Inc., a Maryland corporation. The meeting will be held at 9:00 a.m. (PDT), on Thursday, June 13, 2013, at 11455 El Camino Real, San Diego, California 92130, ICW Boardroom — 2nd Floor.

At the 2013 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of six directors, each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	An advisory resolution to approve the Company's executive compensation for the fiscal year ended December 31, 2012, as described in the accompanying Proxy Statement; and

(4)	Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You must own shares of American Assets Trust, Inc. common stock at the close of business on April 5, 2013, the record date for the 2013 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 5, 2013. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card. Authorizing a proxy in any of these ways will not prevent you from voting in person at the 2013 Annual Meeting of Stockholders if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

By Order of the Board of Directors,

Adam Wyll
Senior Vice President, General Counsel and Secretary

San Diego, California
April 16, 2013

This Proxy Statement and accompanying proxy card are available beginning April 16, 2013 in connection with the solicitation of proxies by the Board of Directors of American Assets Trust, Inc., for use at the 2013 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2012 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.
Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on June 13, 2013: The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2012 Annual Report are available at https://materials.proxyvote.com/024013.

i

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials? Our Board of Directors is making these materials available to you over the Internet or by delivering paper copies to you by mail in connection with American Assets Trust, Inc.'s Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This proxy statement includes information that we are required to provide under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Where and when is the Annual Meeting? The Annual Meeting will be held at 9:00 a.m. (PDT) on Thursday, June 13, 2013 at 11455 El Camino Real, San Diego, California 92130, ICW Boardroom — 2nd Floor.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting? All of our stockholders as of the close of business on April 5, 2013, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Authorizing a proxy in response to this solicitation will not affect a stockholder's right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 5, 2013 to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of six directors;

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	an advisory resolution to approve the Company's executive compensation for the fiscal year ended December 31, 2012; and

(4)	any other business properly introduced at the Annual Meeting.

What are the Board's recommendations? The Board recommends a vote:

•	for the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (see Proposal No. 2); and

•	for the advisory resolution to approve the Company's executive compensation (see Proposal No. 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on April 5, 2013, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. As of April 5, 2013, we had 39,709,212 shares of common stock outstanding.

Who counts the votes? A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2013). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is a quorum for the Annual Meeting? The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 5, 2013 without notice other than announcement at the meeting. We may also postpone the Annual Meeting to a date that is not later than 120 days after the original record date or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of all the votes cast in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and to adopt the advisory resolution on executive compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board's recommendation on that matter.

If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange, or NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal, however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you.

•
With respect to Proposal No. 3 (Advisory Resolution on Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares on these matters if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on Proposal No. 3.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.
If your common stock is held in your name, there are three ways for you to authorize a proxy:

•	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

•	Call 1-800-690-6903; or

•	Log on to the Internet at https://materials.proxyvote.com/024013 and follow the instructions at that site. The web site address for authorizing a proxy by Internet is also provided on your Notice.

Telephone and Internet proxy authorizations will close at 11:59 p.m. (EDT) on June 12, 2013. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares of common stock: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory resolution to approve the Company's executive compensation.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•	Filing written notice of revocation before or at our Annual Meeting with our Secretary, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.
Attendance at the Annual Meeting will not, by itself, revoke a property-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this proxy statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Corporate Governance page of the Investor Relations section on our web site at www.americanassetstrust.com. (We are not including the other information contained on, or available through, our web site as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD
PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect six directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify. In March 2013, Alan D. Gold determined not to stand for re-election as a director of the Company at our 2013 Annual Meeting of Stockholders due to his desire to devote more of his time to other business obligations. In connection with Mr. Gold's decision not to stand for re-election at this year's Annual Meeting of Stockholders, the Board voted to decrease its size from seven to six members and to designate Duane A. Nelles as a member of our Audit Committee, in each case effective as of the date of our 2013 Annual Meeting of Stockholders.

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of American Assets Trust, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires.

Your proxy holder will cast your votes for each of the Board's nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the six nominees listed below.

Name	Age	Position
Ernest S. Rady	75	Executive Chairman of the Board of Directors
John W. Chamberlain	52	President, Chief Executive Officer and Director
Larry E. Finger †	60	Director, Audit Committee Chairperson and Compensation Committee Member
Duane A. Nelles †	69	Director, Audit Committee Member, Compensation Committee Member and Governance Committee Chairperson
Thomas S. Olinger †	46	Director, Audit Committee Member and Governance Committee Member
Robert S. Sullivan †	69	Director, Compensation Committee Chairperson and Governance Committee Member
† Independent within the meaning of the NYSE listing standards.

Ernest S. Rady. Mr. Rady has served as Executive Chairman of our Board of Directors since the completion of our initial public offering. Mr. Rady has over 40 years of experience in real estate management and development. Mr. Rady founded American Assets, Inc. in 1967 and currently serves as president and chairman of the board of directors of American Assets, Inc. In 1971, he also founded Insurance Company of the West and Westcorp, a financial services holding company. From 1973 until 2006, Mr. Rady served as chairman and chief executive officer of Westcorp. He served as chairman of Western Financial Bank from 1982 until 2006 and chief executive officer of Western Financial from 1994 until 1996 and from 1998 until 2006. He also served as a director of WFS Financial Inc., an automobile finance company, from 1988 until 2006 and as chairman from 1995 until 2006. From 2006 until 2007, Mr. Rady served as chairman of dealer finance business and California banking business for Wachovia Corporation, and also served as a director from 2006 until 2008. Mr. Rady currently serves as chairman of the board of directors of Insurance Company of the West, chairman of the Dean's Advisory Council of the Rady School of Management at the University of California, San Diego and trustee of the Salk Institute for Biological Sciences. Mr. Rady received his degrees in commerce and law from the University of Manitoba. Our Board of Directors determined that Mr. Rady should serve as a director based on his extensive knowledge of American Assets, Inc. and his wealth of experience in the commercial real estate and finance industries.

John W. Chamberlain. Mr. Chamberlain has served as our President, Chief Executive Officer and a member of our Board of Directors since the completion of our initial public offering. Mr. Chamberlain brings more than 25 years of experience in commercial real estate to this position. From 1989 until the formation of the Company, Mr. Chamberlain served in executive roles within American Assets, Inc., most recently as chief executive officer. Prior to joining American Assets, Inc., Mr. Chamberlain was vice president of Coldwell Banker Real Estate Corporation, where he brokered various commercial real estate acquisitions. Mr. Chamberlain started his career as a sales associate at CW Clark, Inc., a commercial real estate development firm. In addition to serving as a director of American Assets, Inc. since 1997, Mr. Chamberlain also currently serves as a director of the Solana Beach Community Foundation. Mr. Chamberlain received his Bachelor of Arts degree in economics from the University of California, San Diego. Our Board of Directors determined that Mr. Chamberlain should serve as a director based on his extensive knowledge of American Assets, Inc. and his wealth of experience in the commercial real estate industry.

Larry E. Finger. Mr. Finger has served as a member of our Board of Directors since the completion of our initial public offering. Since 2008, Mr. Finger has served as president of Strategic Advisory, Inc., an advisory services company. Prior to forming Strategic Advisory, Inc., Mr. Finger served as chief financial officer of Federal Realty Investment Trust from 2002 until 2007. During his tenure at Federal Realty Investment Trust, Mr. Finger also served as executive vice president from 2005 until 2007 and as senior vice president from 2002 until 2005. From 1993 until 2001, he served as chief financial officer of Washington Real Estate Investment Trust. From 1978 until 1991, Mr. Finger served in various senior management positions at Savage/Fogarty Companies, Inc., a real estate development company, including as chief operating officer. Mr. Finger received his Juris Doctor degree from Georgetown University Law Center and his Bachelor of Science degree in accountancy from the University of Illinois. Mr. Finger was licensed as a Certified Public Accountant in Maryland in 1976 and was admitted to the District of Columbia Bar in 1981. Our Board of Directors determined that Mr. Finger should serve as a director based on his financial background and experience as an executive officer of publicly traded REITs. Mr. Finger is the chairperson of our Board's Audit Committee and is a member of our Board's Compensation Committee.

Duane A. Nelles. Mr. Nelles has served as a member of our Board of Directors since the completion of our initial public offering. From 1987 until 2000, Mr. Nelles served as president of CICA, Inc., a private personal investment business. From 1968 until 1987, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand LLP. Mr. Nelles has served as a director of Qualcomm, Inc. since August 1988. From 2003 until 2006, Mr. Nelles served as a director of Westcorp, a financial services holding company, and Western Financial Bank. Mr. Nelles also served as a director of WFS Financial Inc., an automobile finance company, from 1995 until 2006. Mr. Nelles earned his Master of Business Administration degree from the University of Michigan and his Bachelor of Arts degree in economics and mathematics from Albion College. Our Board of Directors determined that Mr. Nelles should serve as a director based on his expertise with publicly traded companies, as well as his financial background. Mr. Nelles is the chairperson of our Board's Governance Committee, is a member of our Board's Compensation Committee and upon his re-election to the Board, will become a member of our Board's Audit Committee.

Thomas S. Olinger. Mr. Olinger has served as a member of our Board of Directors since the completion of our initial public offering. Since May 2012, Mr. Olinger has served as chief financial officer of Prologis, Inc., a global operator and developer of logistics real estate. From June 2011 to May 2012, Mr. Olinger served as chief integration officer of Prologis, Inc. From 2007 to June 2011, Mr. Olinger served as chief financial officer of AMB Property Corporation, a global operator and developer of logistics real estate, which was merged with and into Prologis, Inc. in June 2011. From 2002 until 2007, Mr. Olinger served as vice president and corporate controller of Oracle Corporation, a computer hardware and software company. Mr. Olinger began his professional career in 1988 with Arthur Andersen LLP as an auditor and he became a partner in 1999, during which time he served various REITs. Mr. Olinger received his Bachelor of Science degree in finance from Indiana University. Our Board of Directors determined that Mr. Olinger should serve as a director based on his wealth of experience in the real estate industry, as well as his financial background. Mr. Olinger is a member of our Board's Audit Committee and Governance Committee.

Robert S. Sullivan. Dr. Sullivan has served as a member of our Board of Directors since the completion of our initial public offering. Since 2003, Dr. Sullivan has been dean of the Rady School of Management at University of California, San Diego. From 1997 until 2002, he was dean of Kenan-Flagler Business School at University of North Carolina, Chapel Hill. From 1976 until 1998, Dr. Sullivan served in a variety of senior positions at the University of Texas and Carnegie Mellon University. Since 2004, Dr. Sullivan has served on the board of directors of Cubic Corporation, and is currently its lead independent director. From 1991 until 2006, Dr. Sullivan served as a director of Stewart and Stevenson Services, Inc. Dr. Sullivan received his Doctor of Philosophy degree from Pennsylvania State University. He received his Master of Business Administration degree from Cornell University and his Bachelor of Arts degree in mathematics from Boston College. Our Board of Directors determined that Dr. Sullivan should serve as a director based on his leadership expertise and extensive experience as a director of public and private companies. Dr. Sullivan is the chairperson of our Board's Compensation Committee and a member of our Board's Governance Committee.

DIRECTOR COMPENSATION

Name (1)	Fee Earned in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Larry E. Finger	$46,750	$40,155	$86,905
Alan D. Gold (4)	$30,750	$40,155	$70,905
Duane A. Nelles	$38,500	$40,155	$78,655
Thomas S. Olinger	$29,250	$40,155	$69,405
Robert S. Sullivan	$39,250	$40,155	$79,405
______________________

(1)
Mr. Rady, our Executive Chairman, and Mr. Chamberlain, our President and Chief Executive Officer, are not included in this table as they are employees of our Company and do not receive compensation for their services as directors. All compensation paid to Messrs. Rady and Chamberlain for the services they provide to us is reflected in the Summary Compensation Table.

(2)	Reflects retainer and meeting fees earned in 2012.

(3)
Amounts reflect the full grant-date fair value of restricted stock awards granted in 2012 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K. As of December 31, 2012, each non-employee director held 2,904 shares of unvested restricted stock, other than (i) Mr. Gold, who held 2,908 shares of unvested restricted stock, and (ii) Mr. Nelles, who held 2,905 shares of unvested restricted stock.

(4)
On March 19, 2013, Mr. Gold determined not to stand for re-election as a director of the Company at the Company's 2013 Annual Meeting of Stockholders due to his desire to devote more of his time to other business obligations.

Narrative Disclosure to Director Compensation Table
Non-Employee Director Compensation Program
The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve on our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation.
In connection with our initial public offering, in January 2011 our Board of Directors approved a compensation program for our non-employee directors, which consists of annual cash retainers, meeting fees and long-term equity awards.

Cash Compensation. Pursuant to this program, each non-employee director will receive an annual base retainer for his or her services of $20,000, payable in cash in quarterly installments in conjunction with quarterly meetings of the Board of Directors. In addition, each non-employee director who serves as the chair of the Audit, Compensation or Governance Committees will receive an additional annual cash retainer of $10,000, $5,000 or $5,000, respectively. Directors also receive additional cash consideration equal to $1,500 for each board meeting attended in person, $750 for each telephonic board meeting, $1,000 for each committee meeting attended in person and $500 for each telephonic committee meeting. Directors are permitted to elect to receive these cash amounts in the form of fully vested shares of our common stock.
We reimburse each of our directors for his travel expenses incurred in connection with his attendance at full Board and committee meetings.
Equity Compensation. Each of our non-employee directors is eligible to receive automatic grants of restricted stock under our 2011 Equity Incentive Award Plan, or our 2011 Plan. On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our Board of Directors following such annual meeting will be granted an award of restricted stock with a value equal to $40,000, based on the closing price of our common stock on the date of such grant. These awards of restricted stock will vest ratably as to one-third of the shares subject to each grant on each of the first three anniversaries of the date of grant, subject to the director's continued service on our Board of Directors. All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the 2011 Plan). On July 10, 2012, the date of our 2012 Annual Meeting of Stockholders, we granted each of our non-employee directors 1,603 restricted shares of our common stock pursuant to our 2011 Plan.
BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not staggered, with each of our directors subject to re-election annually;

•
of the seven persons who currently serve on our Board of Directors, our Board of Directors has determined that five, or 71%, of such directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act and our Board of Directors has similarly determined that of the six persons who we expect to continue serving on our Board of Directors given Mr. Gold's determination not to stand for re-election this year, four, or 67%, satisfy such standards;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or MGCL, and the business combination provisions of the MGCL; and

•	we do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board of Directors is currently chaired by Mr. Rady, our Executive Chairman. Our Board of Directors believes that Mr. Rady's service as our Executive Chairman is in the best interests of our Company and our stockholders because Mr. Rady possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and because he is the person best positioned to develop agendas that ensure that our Board of Directors' time and attention is focused on the most critical matters. Our Board of Directors believes that his role as Executive Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and tenants.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management, independent directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. One non-management, independent director will preside as chair over each executive session of the Board that is held without management present; and such non-management, independent director will preside at all meetings of the Board at which our Executive Chairman is not present.

The position of chair of the executive sessions of the Board will be rotated quarterly among each of the non-management, independent directors in last-name alphabetical order. The current presiding non-management, independent director and additional information on the Board's executive sessions as described in our Corporate Governance Guidelines can be found at the Investor Relations / Corporate Governance link of our website at www.americanassetstrust.com. (The Company's web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company's web site is not and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.)

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “Communications with the Board.”

BOARD MEETINGS

The Board held five regularly scheduled and special meetings in 2012 to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, in 2012.

BOARD COMMITTEES

Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish other committees to facilitate the management of our company.
Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairperson of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in our annual proxy statement. Mr. Finger is chairperson, as well as our Audit Committee Financial Expert and Messrs. Gold and Olinger are current members of the Audit Committee. During 2012, the Audit Committee met a total of four times. Upon his re-election to the Board, Mr. Nelles will replace Mr. Gold on the Audit Committee, effective as of our Annual Meeting.
Compensation Committee

Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended. Dr. Sullivan is chairperson and Messrs. Finger and Nelles are members of the Compensation Committee. During 2012, the Compensation Committee met a total of nine times.
Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•	identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and principles and implementing and monitoring such guidelines and principles;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•
annually facilitating the assessment of the Board of Directors' performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board of Directors' evaluation of the performance of management.
Mr. Nelles is chairperson and Dr. Sullivan and Mr. Olinger are members of the Governance Committee. During 2012, our Governance Committee met a total of two times.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of American Assets Trust, Inc., a Maryland corporation (the "Company"), on behalf of the Board of Directors (the “Board” ) of the Company, consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Ernst & Young LLP, our December 31, 2012 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company's management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Larry E. Finger
Alan D. Gold
Thomas S. Olinger

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors established a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available at the Corporate Governance section of the Investor Relations page on our web site at www.americanassetstrust.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at American Assets Trust, Inc., 11455 El Camino Real, Suite 200, San Diego, California 92130, or by email at info@americanassets.com. In accordance with the Corporate Governance Guidelines, the Governance Committee oversees an annual assessment by the Board of the Board's performance. The Governance Committee is responsible for establishing the evaluation criteria and implementing the process for such evaluation, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board. (The Company's web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company's web site is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since January 2012, there have been no insider participations or compensation committee interlocks of the Compensation Committee. At all times since January 2012, the Compensation Committee has been comprised solely of independent, non-employee directors.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at American Assets Trust, Inc., c/o Adam Wyll, Senior Vice President, General Counsel and Secretary, 11455 El Camino Real, Suite 200, San Diego, California 92130. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o awyll@americanassets.com, or otherwise e-mail all of our independent directors c/o independentdirectors@americanassets.com. The Board may not be able to respond to all stockholder inquiries directly.

Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Executive Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Executive Chairman or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Executive Chairman or any other director and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Executive Chairman and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is available at the Corporate Governance section of the Investor Relations page of our web site at www.americanassetstrust.com. (The Company's web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company's web site is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate's experiences, skills, and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC.

All potential candidates are interviewed by the Executive Chairman of the Board and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies the Board's criteria. The stockholder must also provide such other information about the candidate as is set forth in our Bylaws and as would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of stockholdings in American Assets Trust, Inc. All communications are to be directed to the chair of the Governance Committee, c/o American Assets Trust, Inc., 11455 El Camino Real, Suite 200, San Diego, California 92130, Attention: General Counsel. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year's annual meeting will likely not be considered timely for consideration by the Governance Committee for that annual meeting.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Finger qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Finger, Gold and Olinger were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience. Mr. Gold has extensive experience in real estate investment and management and holds a Bachelor of Science Degree in Business Administration and a Master of Business Administration. Mr. Olinger has served as chief financial officer and corporate controller of certain companies as described above; he began his professional career with Arthur Andersen LLP as an auditor; and he holds a Bachelor of Science degree in finance. Mr. Nelles has extensive experience in accounting having previously been a partner for an international accounting firm and holds a Master of Business Administration degree and a Bachelor of Arts degree in economics and mathematics. Our Board has also determined that Mr. Nelles, who is replacing Mr. Gold as a member of our Audit Committee, is “financially literate” in accordance with SEC rules, including based on his prior experience.

Our Board determined that Mr. Finger acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Since 2008, Mr. Finger has served as president of Strategic Advisory, Inc., an advisory services company.

•
Prior to forming Strategic Advisory, Inc., Mr. Finger served as chief financial officer of Federal Realty Investment Trust from 2002 until 2007. During his tenure at Federal Realty Investment Trust, Mr. Finger also served as executive vice president from 2005 until 2007 and as senior vice president from 2002 until 2005.

•	From 1993 until 2001, Mr. Finger served as chief financial officer of Washington Real Estate Investment Trust.

•	From 1978 until 1991, Mr. Finger served in various senior management positions at Savage/Fogarty Companies, Inc., a real estate development company, including as chief operating officer.

•	Mr. Finger received his Juris Doctor degree from Georgetown University Law Center and his Bachelor of Science degree in accountancy from the University of Illinois.

•	Mr. Finger was licensed as a Certified Public Accountant in Maryland in 1976 and was initially admitted to the District of Columbia Bar in 1981.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee's policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Ernst & Young LLP's fees for the fiscal years ended December 31, 2012 and 2011 were as follows:

	Fiscal Year Ended December 31
	2012	2011
Audit Fees	$874,450	$632,875
Audit-Related Fees	34,845	19,495
Tax Fees	246,891	213,176
Total Fees	$1,156,186	$865,546

A description of the types of services provided in each category is as follows:
Audit Fees — Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; and audits performed, issuance of consents, issuance of comfort letters as part of underwriters' due diligence, and review of registration statements all in conjunction with our initial public offering.

Audit-Related Fees — Includes financial due diligence in connection with acquisitions and access to accounting research database.

Tax Fees — Includes tax preparation services and various domestic tax planning and advice provided subsequent to and as part of our initial public offering.

All of the services performed by Ernst & Young LLP for the Company during 2012 and 2011 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend our annual meetings of stockholders. Messrs. Rady and Chamberlain attended our 2012 Annual Meeting of Stockholders.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2013. Pursuant to this appointment, Ernst & Young LLP will serve as our independent registered public accounting firm and report on our consolidated financial statements for the fiscal year ending December 31, 2013.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders' opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP's selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP's engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Recommendation of the Board of Directors:

Our Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

PROPOSAL NO. 3
ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, American Assets Trust, Inc.'s stockholders are entitled to vote at the annual meeting to approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory recommendation only, and it is not binding on American Assets Trust, Inc. or our Board of Directors.

A majority of the votes cast at the 2012 Annual Meeting of Stockholders were voted in favor of holding the advisory vote on executive compensation on an annual basis and, in accordance with this stockholder preference, our Board has determined that advisory votes on executive compensation will be held on an annual basis.

Although the approval is non-binding, our Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions. Set forth below is a summary of some of the key points of our 2012 executive compensation program. We urge you to consider the complete discussion of our executive compensation program as discussed in the “Compensation Discussion and Analysis” section of this proxy statement.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that American Assets Trust, Inc.'s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in American Assets Trust, Inc.'s Proxy Statement for the 2013 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosures.”

Recommendation of the Board of Directors:

Our Board of Directors recommends that stockholders vote “FOR” the advisory approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly raised at the Annual Meeting or at any adjournment or postponement thereof the proxy holders will vote on such matters in their discretion.

EXECUTIVE OFFICERS

American Assets Trust, Inc.'s executive officers are as follows:

Name	Age	Position
Ernest S. Rady	75	Executive Chairman of the Board of Directors
John W. Chamberlain	52	President, Chief Executive Officer and Director
Robert F. Barton	55	Executive Vice President and Chief Financial Officer
Adam Wyll	38	Senior Vice President, General Counsel and Secretary
Patrick Kinney	49	Senior Vice President of Real Estate Operations

The following section sets forth certain background information regarding those persons currently serving as executive officers of American Assets Trust, Inc., excluding Ernest S. Rady and John W. Chamberlain, who are described on page 5 under “Proposal No. 1 — Nominees for Election to the Board”:

Robert F. Barton. Mr. Barton has served as our Executive Vice President and Chief Financial Officer since the completion of our initial public offering. Mr. Barton brings to his role more than 30 years of experience in commercial real estate, accounting, tax, mergers and acquisitions and structured finance. From 1998 until the formation of the Company, Mr. Barton served as executive vice president and chief financial officer of American Assets, Inc. Additionally, from 2002 until the formation of our Company, Mr. Barton served as chief financial officer and chief compliance officer of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. From 1996 until 1998, Mr. Barton served as executive director of real estate and finance for Flour Daniel, a Fortune 500 engineering and construction company. From 1986 until 1996, Mr. Barton served as senior vice president and chief financial officer of RCI Asset Management Group, a privately held real estate developer, whose capital partners included Melvin Simon & Associates, the predecessor entity to Simon Property Group. Prior to joining RCI, Mr. Barton was a senior audit manager at Kenneth Leventhal & Company, where he served private and publicly traded companies, including commercial and residential real estate developers. He began his professional career in 1980 with Arthur Young & Co. as an auditor. Mr. Barton received his Bachelor of Science degree in business administration with a major in accounting from California State University, Pomona. Mr. Barton is licensed as a Certified Public Accountant in California.

Adam Wyll. Mr. Wyll has served as our Senior Vice President, General Counsel and Secretary since the completion of our initial public offering. From 2004 until the formation of our Company, Mr. Wyll served in two officer positions at American Assets, Inc., initially as vice president of private equity and most recently as vice president of legal and business affairs. His responsibilities included structuring and managing complex corporate transactions, including real estate acquisitions, dispositions and financings, as well as private equity investments. Additionally, from 2007 until the formation of our Company, Mr. Wyll served as vice president, director of client services of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. Prior to joining American Assets, Inc., Mr. Wyll was an attorney with a national law firm based in Dallas, Texas, where he specialized in representing institutional lenders in financial transactions, restructurings and other corporate matters. Mr. Wyll is a graduate of the University of Texas School of Law. He obtained his finance degree from the McCombs School of Business (University of Texas, Austin).

Patrick Kinney. Mr. Kinney has served as our Senior Vice President of Real Estate Operations since the completion of our initial public offering. From 2004 until the formation of our Company, Mr. Kinney served as vice president of real estate for American Assets, Inc., where he was responsible for all aspects of asset management for retail, office, multifamily and hospitality properties. From 1993 until 2003, Mr. Kinney served in senior management positions, including as vice president of operations and vice president of accounting at Caruso Affiliated Holdings, a real estate development company headquartered in Los Angeles, California. His responsibilities at Caruso included supervising corporate tax and accounting functions as well as overseeing management and lease administration of retail, office, residential and industrial properties, including The Grove in Los Angeles, California. Mr. Kinney obtained his Bachelor of Science degree in business administration and a minor in accounting and finance from California Polytechnic State University, San Luis Obispo.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Committee's review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

This report of the Compensation Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation Committee.
Robert S. Sullivan, Chair
Larry E. Finger
Duane A. Nelles

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. Our named executive officers include:

•	Ernest S. Rady, our Executive Chairman of the Board of Directors,

•	John W. Chamberlain, our President and Chief Executive Officer,

•	Robert F. Barton, our Executive Vice President and Chief Financial Officer,

•	Adam Wyll, our Senior Vice President, General Counsel and Secretary, and

•	Patrick Kinney, our Senior Vice President of Real Estate Operations.

Executive Summary
Fiscal 2012 — The Year in Review
Our initial executive compensation program was established in connection with our formation transactions and initial public offering in January 2011. This program is primarily comprised of three elements: base salary, annual bonuses and long-term equity incentives. Long-term equity awards are in the form of restricted stock awards which vest over a multi-year vesting period. The restricted stock awards granted to our named executive officers in connection with our initial public offering vest over four years based on continued service.

Since our initial public offering in January 2011, our executive team has focused on the disciplined execution of our business strategy. Our Company's fiscal 2012 accomplishments, guided by our named executive officers, illustrate this focus, which included, among other things, the following:

•
Investment Activity: In 2012, we closed acquisitions and dispositions in an aggregate amount of approximately $380 million. Specifically, we acquired "One Beach Street," a three-story, approximately 97,000 square foot renovated historical office building located along the Embarcadero in San Francisco's North Waterfront District; "City Center Bellevue," a 27-story LEED EB Gold certified office tower consisting of approximately 497,000 square feet located in the heart of Bellevue, Washington's Central Business District; and "Geary Marketplace", a newly constructed, approximately 35,000 square foot, 100% leased, grocery-anchored shopping center located in Walnut Creek, California. Additionally, we sold "160 King Street," a nine-story, approximately 167,000 square foot office building located in San Francisco's South of Market District.

•
Outperformance. In 2012, our common stock had a return of 40.9% (assuming reinvestment of all dividends) and we significantly outperformed the MSCI US REIT Index which had a return of 17.8% (assuming reinvestment of all dividends).

•
Financing Activity: We entered into a seven-year, $21.9 million non-recourse mortgage loan secured by "One Beach Street" at an interest-only rate of 3.94% and we entered into a 10 year, $111 million non-recourse mortgage loan secured by "City Center Bellevue" at an interest-only rate of 3.98%.

•
Portfolio: As of December 31, 2012, our operating portfolio was comprised of 23 retail, office, multifamily and mixed-use properties with an aggregate of approximately 5.7 million rentable square feet of retail and office space (including mixed-use retail space), 922 residential units (including 122 RV spaces) and a 369-room hotel. Additionally, as of December 31, 2012, we owned land at three of our properties that we classified as held for development and two of our properties that we classified as under development.

•	Financial Results: We achieved funds from operations attributable to common stock and units for 2012 of $77.5 million, or $1.35 per diluted share/unit.

•	Dividends: We declared aggregate dividends in 2012 of $0.84 per share.

2012 Executive Compensation Actions
For 2012, we did not adopt any formal incentive compensation programs beyond the initial base salaries, target bonuses and restricted stock awards previously established for our named executive officers in connection with our initial public offering. The Compensation Committee took into account a number of factors in making its 2012 compensation decisions, including our financial and operational results and individual performance. In light of these considerations, the Compensation Committee made the following executive compensation decisions with respect to 2012:

•
Market Appropriate Base Salaries: We seek to provide our named executive officers with competitive cash compensation opportunities in order to provide them with a stable annual income at an appropriate level. The Compensation Committee did not make any further adjustments to the base salary rates in effect for 2012 for our named executive officers, with the exception of Mr. Wyll, who received an increase of $20,000 to his annual base salary for 2012. Mr. Wyll's annual base salary was recently further increased by an additional $20,000 for 2013.

•
Annual Bonuses: The Compensation Committee determined to award annual bonuses to our named executive officers either at target, slightly below target or slightly above target, depending on the named executive officer.

•
Emphasis on Performance-Based Compensation:  A significant portion of each named executive officer's compensation in 2012 has been provided in the form of variable compensation, including annual bonus opportunities. Additionally, the Compensation Committee determined that substantial restricted stock awards were granted to our named executive officers upon completion of our initial public offering in January 2011, subject to multi-year service and performance-based vesting provisions, which were factored into compensation decisions in 2012. Each of these elements are designed to ensure that management maintains a long-term focus that serves the best interests of our company. The performance-based restricted stock awards will become eligible for vesting based on performance relative to pre-established performance objectives, which aligns executive compensation with stockholder interests by tying a significant majority of total direct compensation to the achievement of stockholder returns.

•
Emphasis on Performance-Based Restricted Stock Awards: Of the initial restricted stock awards granted to our named executive officers in connection with our initial public offering, the majority of such awards become eligible to vest based on our absolute and relative total stockholder return over the three year performance period commencing on the date of the initial public offering.

Executive Compensation Program Overview
Our executive compensation program is administered under the direction of the Compensation Committee of the Board of Directors. The responsibilities of the Compensation Committee are more fully described above under “Board Committees — Compensation Committee.”
Objectives of Our Compensation Program
Our compensation program is designed to attract, motivate and retain talented executives that will drive our financial and operational objectives while creating long-term stockholder value. This program is further designed to accomplish the following objectives:

•	To attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;

•
To provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy, and create a strong alignment of management and stockholder interests; and

•	To achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk taking.

Elements of Our Executive Compensation Program
We believe that each of the elements of our executive compensation program plays an important role and together serve to achieve our compensation objectives. The Compensation Committee intends for the executive compensation program overall to be aligned with the following long-term philosophical positioning:

•
Base Salary: The Compensation Committee intends that annual base salaries for our named executive officers provide a stable annual income at a level that is consistent with the individual executive officer's role and contribution to the Company.

•
Annual Bonuses: Annual bonus opportunities are intended to link each executive officer's compensation to our overall financial and operating performance, and the officer's individual and business unit performance, for a particular year.

•
Long-Term Equity Incentive Awards: Long-term equity incentive awards, consisting primarily of restricted stock awards, are intended to further promote retention through time-based and performance-based vesting, to significantly align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.

•
Other Compensation: The named executive officers also are eligible to receive other elements of compensation, including health and retirement benefits, as described below under “Other Benefits.” All of these compensation elements are considered by the Compensation Committee in setting the compensation of our named executive officers. To the extent that we provide our named executive officers with any perquisites or benefits beyond those provided to all other employees, such arrangements will be limited in scope and conservative in relation to market practices. We have also entered into employment agreements with each of our named executive officers, which are described below under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

•
Allocation of Compensation: The Compensation Committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay in order to facilitate the achievement of our objectives or remain competitive in the market for executive talent. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We do not guarantee that any executive will receive a specific market-derived compensation level and actual compensation may be above or below targets based on both company and individual performance.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Chamberlain, in his role as President and Chief Executive Officer, has the greatest level of responsibility among our named executive officers and, therefore, receives the highest level of pay. This is also consistent with competitive practices among our peer group companies.

Determination of Compensation Awards
The initial compensation arrangements with our named executive officers were determined in negotiations with each individual executive prior to our initial public offering and based on input from our independent compensation consultants, as described below. In making compensation decisions following our initial public offering, our Compensation Committee will annually review and determine the total compensation to be paid to our executive officers based on our performance and its assessment of the individual performance of our named executive officers, as described below.

Role of Management. Mr. Rady, our Executive Chairman, may make recommendations to the Compensation Committee based on its requests. He also discusses with the Committee members:

•	the Company's and its peers' performance,

•	the financial and other impacts of proposed compensation changes on our business,

•	peer group data, and

•	the performance of the other named executive officers, including information on how he evaluates the other executives' individual and business unit performances.
The Compensation Committee also gathers data on the Chief Executive Officer's performance through several channels, including qualitative and quantitative assessments of the Company's performance, discussions with other members of the management team and discussions with other members of the Board of Directors.

The Compensation Committee generally meets without any members of management present, except for Mr. Wyll who serves as secretary for such meetings. To the extent Mr. Rady, Mr. Wyll or any of the other named executive officers attend a Compensation Committee meeting, he does not attend any portion of the Compensation Committee meeting intended to be held without members of management present, or any executive sessions relating to his own compensation.

Competitive Market Data and Compensation Consultants. We previously retained both FPL Associates, L.P. and Semler Brossy Consulting Group LLC, each an independent compensation consultant, in connection with our formation transactions and our initial public offering.

Prior to our initial public offering, both of these consultants provided our initial Board of Directors with advice regarding the initial design of our executive compensation program, including the employment agreements with our named executive officers. While these consultants were involved in advising the Company regarding its initial compensation decisions in connection with the initial public offering, those decisions were not entirely made with regard to competitive market information, but were in large part based on our anticipated resources during our first year of operations and the compensation levels necessary to attract and retain our management team. Due to the fact that we had no operations prior to our initial public offering, those decisions preceding our initial public offering were made by our initial Board of Directors and not the Compensation Committee.

No Conflict of Interest. In 2012, the Compensation Committee again retained Semler Brossy Consulting Group LLC to provide independent compensation advice with respect to providing the Compensation Committee with insight in determining our peer group and an analysis of our named executive officers' compensation as compared to our peer group. After review and consultation with Semler Brossy, the Compensation Committee has determined that there is no conflict of interest resulting from retaining Semler Brossy currently or during the year ended December 31, 2012.  In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1.

Peer Group. Though our Compensation Committee determined our peer group in 2012, peer group data will be first assessed by the Compensation Committee in evaluating compensation decisions commencing in 2013.  The peer group is used to evaluate the competitive pay levels of our named executive officers and to evaluate program design elements.  The 2012 peer group established by our Compensation Committee consists of the following 14 public REITs focused primarily on the development, ownership and operation of retail, office, apartment and/or mixed use properties, each having total assets in the range of $1.1 billion to $3.5 billion as of August 2012.

Kilroy Realty Corporation	Equity One Inc.	Tanger Factor Outlets Centers Inc.
PS Business Parks Inc.	Glimcher Realty Trust	Washington Real Estate Investment Trust
Hudson Pacific Properties, Inc.	Investors Real Estate Trust	Rouse Properties Inc.
Saul Centers Inc.	Parkway Properties Inc.	Cousins Properties Inc.
Inland Real Estate Corp.	Acadia Realty Trust

Additionally, the Compensation Committee determined that it will consider the compensation practices of the following five public REITs. However, because compensation levels for many of the following peers are likely to be substantially higher than the peer group listed above, the Compensation Committee will limit the use of direct compensation data for the following peers when assessing market practices.

Boston Properties Inc.	DDR Corp	Douglas Emmett Inc.
Regency Centers Corporation	Federal Realty Investment Trust

While the REITs included in our peer group may not be in direct competition with the Company, we believe that our peer group is representative of our market for executive talent.

Elements of Executive Officer Compensation
The Compensation Committee does not seek to benchmark compensation based upon the peer group reviewed nor does the Compensation Committee currently employ any formulaic process in making compensation decisions. Rather, the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for each named executive officer of his level of responsibility, contributions to our financial results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner.

Base Salary
The initial base salary for each named executive officer is provided in the employment agreement between the Company, American Assets Trust, L.P., and such officer, as described below under “— Employment Agreements,” subject to annual increases in the discretion of the Board of Directors or the Compensation Committee. In determining base salary increases, the Compensation Committee will consider each executive officer's individual performance and business unit performance, as well as the Company's overall performance, market conditions and competitive salary information. With the exception of Mr. Wyll, who received a $20,000 increase to his annual base salary effective for 2012, and recently received another $20,000 increase to his annual base salary effective for 2013, no adjustments have been made to the base salaries of our named executive officers since our initial public offering.

Cash Bonuses
Our named executive officers are eligible to earn discretionary annual cash bonuses based on our Company's and each named executive officer's individual performance, as determined by our Compensation Committee. Eligibility to receive these cash bonuses incentivizes our named executive officers to strive to perform at their highest levels and further our interests and the interests of our stockholders. The amounts of any discretionary cash bonuses are determined each year by our Compensation Committee after taking into account individual and company-wide performance.

Each named executive officer's annual target bonus is set forth in his employment agreement. Such annual target bonus and 2012 actual cash bonus percentage for each named executive officer is as follows:

Executive	Target Bonus (% Base Salary)	2012 Bonus (% Base Salary)
John W. Chamberlain	125%	116%
Robert F. Barton	100%	86%
Adam Wyll	50%	55%
Patrick Kinney	40%	40%

The Compensation Committee conducted a comprehensive evaluation of corporate and individual performance in 2012 for purposes of determining discretionary cash bonuses. Mr. Rady conducted a subjective assessment of each other named executive officer's individual performance, which reflected each named executive's contribution to the achievement of the Company performance criteria described above. Based upon the Compensation Committee's performance evaluation and the relative roles and responsibility for our named executive officers, the Compensation Committee approved the cash performance bonuses for the named executive officers for 2012 reflected in the “Summary Compensation Table." Though Mr. Rady was not eligible for an annual bonus in 2011, Mr. Rady was eligible for, and received, a discretionary cash bonus in 2012 as reflected in the "Summary Compensation Table.". Mr. Rady will continue to remain eligible for an annual cash bonus.

These discretionary bonuses were not determined based on the attainment of any particular individual or company-level performance goal(s) or the application of any benchmarking or formula(e) except that the Compensation Committee considered it important to recognize and factor into bonus levels the fact that the total return of the Company's stock significantly outperformed the MSCI US REIT Index in 2012. The Compensation Committee considered all of the factors described above as applied to each named executive officer, and made a subjective determination as to the appropriate bonus level based on that information, considered in light of the Compensation Committee's collective experience regarding appropriate compensation and bonus levels.

Long-Term Equity Incentive Awards
Long-term equity incentives are provided to our named executive officers through grants of restricted stock by the Compensation Committee pursuant to the 2011 Plan, as further described below. Subject to the terms of the 2011 Plan, the Compensation Committee, as plan administrator, has the discretion to determine both the recipients of awards and the terms and provisions of such awards, including the applicable exercise or purchase price, expiration date, vesting schedule and terms of exercise. The 2011 Plan is subject to certain limitations on the maximum number of shares granted or cash awards payable in any calendar year.
We intend that grants of long-term incentive awards will be designed to increase our named executive officers' stock ownership in our company, to directly align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. We expect that future grants of our long-term incentive awards will generally vest over several years, thereby providing an incentive for the grantee to remain with American Assets Trust, Inc. Dividends will be paid on the entirety of the grant from the date of the grant. We do not coordinate the timing of equity award grants with the release of material non-public information nor do we time the release of material non-public information for purposes of affecting the value of executive compensation.

2011 Long-Term Equity Incentive Awards. In January 2011, upon the completion of and in connection with our initial public offering, we made grants of restricted common stock to our named executive officers (other than Mr. Rady), pursuant to the terms of their employment agreements. These awards under the 2011 Plan were granted to recognize such individuals' efforts on our behalf in connection with our formation and the initial public offering. These awards were intended to enable our named executive officers to establish an initial meaningful equity stake in our company that would vest over a period of years based on a combination of continued service and performance relative to pre-established objectives. The size and vesting terms of these initial awards were determined by our initial Board of Directors after an assessment of appropriate levels of initial ownership and incentive compensation based on its review of market data and recommendations provided by our independent compensation consultant and its experience in setting compensation levels, without reliance on any formal benchmarking process. These awards are reflected in the “Grants of Plan-Based Awards” table below.
2011 Time-Based Awards. The restricted stock awards initially granted to our named executive officers that are subject to time-based vesting will vest, based on continued employment, in two substantially equal installments on each of the third and fourth anniversaries of the date of grant.

2011 Performance-Based Awards. The performance-based restricted stock awards initially granted to our named executive officers were designed to provide the named executive officers with the potential to earn equity awards subject to the Company creating stockholder value over a three-year performance period commencing with the date of our initial public offering. The inclusion of performance-based awards in our annual equity award program reflects the Compensation Committee's desire to have a higher portion of each named executive officer's compensation tied to increasing stockholder value. It also supports our pay for performance philosophy by placing more emphasis on the incentive components of pay.

2011 Performance Hurdles. The vesting of the restricted stock awards subject to performance-based vesting set forth above is based on the achievement of absolute and relative total stockholder return hurdles over a three-year performance period, commencing on the date of completion of our initial public offering, which hurdles were established by our initial Board of Directors and set forth in the applicable award agreements. Threshold, target and maximum achievement levels were established and each named executive officer will vest in the shares based on performance relative to these objectives. Full vesting credit will be given for achievement at or above the maximum targeted level and no vesting credit will be given for achievement below the threshold level. To achieve full vesting of this stock, the Company needs to achieve a compounded annualized total stockholder return of 12% annually during the three-year performance period and a compounded annualized total stockholder return with respect to the three-year performance period that equals or exceeds 2.0% greater than the compounded annualized total stockholder return of the MSCI US REIT Index. Vesting will be calculated on a linear basis for performance between the threshold and maximum performance target levels.

Following the completion of the three-year performance period for the performance-based restricted stock awards initially granted to our named executive officers, our Compensation Committee will determine the number of shares to which an executive will be entitled based on our performance relative to the performance hurdles set forth in the executive's initial award agreement. These shares will then vest in two substantially equal installments, with the first installment vesting on the third anniversary of the date of grant and the second installment vesting on the fourth anniversary of the date of grant, subject to the executive's continued employment on those dates.

The following table lists the time-based and performance-based vesting restricted stock awards granted to our named executive officers (other than Mr. Rady) upon the completion of our initial public offering and the years in which such awards may vest. The shares subject to the performance-based restricted stock awards below represent the maximum number of shares subject to such awards that may vest, assuming the highest performance hurdles are achieved and all of the shares subject to such awards ultimately vest.

Executive	Year	Time Vesting Restricted Stock	Performance Vesting Restricted Stock
John W. Chamberlain	2012	—	—
	2013	—	—
	2014	45,000	67,500
	2015	45,000	67,500
Robert F. Barton	2012	—	—
	2013	—	—
	2014	33,750	50,625
	2015	33,750	50,625
Adam Wyll	2012	—	—
	2013	—	—
	2014	11,250	16,875
	2015	11,250	16,875
Patrick Kinney	2012	—	—
	2013	—	—
	2014	9,000	13,500
	2015	9,000	13,500
At its discretion, the Compensation Committee may grant additional long-term incentive awards to the named executive officers in 2013, and beyond, consistent with the compensation philosophy of the Company.

Other Benefits
We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees.

401(k) Plan
We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We currently match each eligible participant's contributions, within prescribed limits, with an amount equal to 100.0% of such participant's initial 5.0% of tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

Employment Agreements
In order to specify our expectations with regard to our named executive officers' duties and responsibilities and to provide greater certainty with regard to the amounts payable to our named executive officers in connection with certain terminations or change in control events, our initial Board of Directors has approved and we have entered into employment agreements with each of our executive officers that became effective as of the date of our initial public offering, which are described in more detail under “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control” below.

Insider Trading, Anti-Hedging Policies and Clawback
Our insider trading policies contain stringent restrictions on transactions in Company stock by executive officers and directors. All trades by executive officers and directors must be pre-cleared with our General Counsel. Furthermore, no executive officer or director may engage in any hedging transactions with respect to any equity securities of the Company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including puts and call options) designed to hedge or offset any decrease in the market value of such equity securities.

We do not currently have any “clawback” or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results. We do expect to evaluate such policies in the future to comply with the terms of the Dodd-Frank Act.

2011 Equity Incentive Award Plan

We have adopted the 2011 Plan, which became effective immediately prior to the completion of our initial public offering. Our 2011 Plan provides for the grant to employees and consultants of our Company and our operating partnership (and their respective subsidiaries) and directors of our Company of stock options, restricted stock, stock appreciation rights, LTIP units, dividend equivalents, restricted stock units and other stock-based awards. Only employees of our Company and its qualifying subsidiaries are eligible to receive incentive stock options under our 2011 Plan. We have reserved a total of 4,054,411 shares of our common stock for issuance pursuant to the 2011 Plan, subject to certain adjustments as set forth in the 2011 Plan. As of December 31, 2012, 633,222 shares of restricted stock had been granted and 3,421,189 shares remained available for future grants under the 2011 Plan.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the Company and the named executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee's control also can affect deductibility of compensation. The Committee's general policy is to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

ASC Topic 718, Compensation-Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our 2011 Plan will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2012 and December 31, 2011.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Ernest S. Rady Executive Chairman of the Board of Directors	2012	250,000	200,000	—	—	—	—	—	450,000
	2011	239,583	—	—	—	—	—	—	239,583
John W. Chamberlain President and Chief Executive Officer	2012	475,000	550,000	—	—	—	—	273,156	1,298,156
	2011	455,208	500,000	3,614,850	—	—	—	197,987	4,768,045
Robert F. Barton Executive Vice President and Chief Financial Officer	2012	350,000	302,500	—	—	—	—	212,594	865,094
	2011	335,417	275,000	2,711,138	—	—	2,299	147,487	3,471,341
Adam Wyll Senior Vice President, General Counsel and Secretary	2012	220,000	120,000	—	—	—	—	82,706	422,706
	2011	191,667	90,000	903,713	—	—	—	61,182	1,246,562
Patrick Kinney Senior Vice President of Real Estate Operations	2012	175,000	70,000	—	—	—	—	51,261	296,261
	2011	167,708	60,000	722,970	—	—	—	43,292	993,970
____________

(1)	For 2011, represents actual base salary paid commencing with our initial public offering on January 19, 2011 and ending December 31, 2011.

(2)
Amounts in 2011 reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the completion of our initial public offering in January 2011, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.

With respect to the restricted stock awards the vesting of which is performance-based, the performance objectives applicable to those awards are entirely market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the performance objectives at the time of grant. Our model estimates the fair value of the awards based on our data and that of the MSCI US REIT Index. Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards were valued using the Monte Carlo model at $13.11 per share.
(3)    Represents above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified.
For additional information regarding our executive deferred compensation plans, please see "Executive Deferred Compensation Plans" below.

(4)    All other compensation represents 401(k) matching contributions, dividends on unvested restricted stock, PTO pay-out and auto allowance. PTO pay-
out represents accrued paid time off, or PTO, in which the executive received cash from the Company in return for a reduction of accrued PTO. Other    compensation for 2012 is as follows:

Name	401(K) Matching Contributions	Dividends Paid on Unvested Stock	PTO Pay-out	Auto Allowance	Total Other Compensation
Ernest S. Rady	$—	$—	$—	$—	$—
John W. Chamberlain	$17,000	$189,000	$61,656	$5,500	$273,156
Robert F. Barton	$17,000	$141,750	$53,844	$—	$212,594
Adam Wyll	$12,188	$47,250	$23,268	$—	$82,706
Patrick Kinney	$—	$37,800	$13,461	$—	$51,261

Grants of Plan-Based Awards

No grants of plan-based awards were granted to our named executive officers during the fiscal year ended December 31, 2012.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2012.

	Stock Awards
Name	Number of Time-Based Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Time-Based Shares or Units of Stock That Have Not Vested ($) (2)	Number of Unearned Performance-Based Shares, Units or Other Rights That Have Not Vested (#) (3)	Market or Payout Value of Unearned Performance-Based Shares, Units or Other Rights That Have Not Vested ($) (2)
Ernest S. Rady	—	—	—	—
John W. Chamberlain	90,000	2,513,700	135,000	3,770,550
Robert F. Barton	67,500	1,885,275	101,250	2,827,913
Adam Wyll	22,500	628,425	33,750	942,638
Patrick Kinney	18,000	502,740	27,000	754,110
____________

(1)
The restricted stock awards vest, based on continued employment, in two substantially equal installments on each of the third and fourth anniversaries of the date of grant. Dividends are paid on the entirety of the grant from the date of the grant.

(2)
Market value has been calculated as the closing market price of our common stock at December 31, 2012, the last trading day of 2012, of $27.93, multiplied by the outstanding shares of unvested restricted stock for each named executive officer.

(3)
These shares represent the maximum number of shares subject to the restricted stock awards the vesting of which is performance-based that may become eligible for vesting based on performance relative to the applicable performance objectives during the three year performance period beginning on the date of our initial public offering. If the maximum number of shares to which an executive will be entitled based on our performance relative to the performance hurdles set forth in the executive's award agreement become eligible for vesting following the completion of the performance period, these shares will then vest in two substantially equal installments, with the first installment vesting on the third anniversary of the date of grant and the second installment vesting on the fourth anniversary of the date of grant, subject to the executive's continued employment on those dates, based on continued employment, in two substantially equal installments on each of the third and fourth anniversaries of the date of grant. Dividends are paid on the entirety of the grant from the date of the grant.

Stock Vested
None of the restricted stock held by our named executive officers vested during the fiscal year ended December 31, 2012.
Employment Agreements
We have entered into employment agreements with each of our named executive officers, effective as of the date of our initial public offering. We believe that the protections contained in these employment agreements help to ensure the day-to-day stability necessary to our executives to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. The following is a summary of the material terms of the agreements.

Under the agreements, Messrs. Rady and Chamberlain report directly to the Board, while the other executives report to our President and Chief Executive Officer. The initial term of the employment agreements will end on the third anniversary of the closing of our initial public offering in January 2014. On that date and on each subsequent anniversary of that date, the term of the employment agreements will automatically be extended for successive one year periods, unless earlier terminated. Pursuant to Messrs. Rady and Chamberlain's employment agreements, during the terms of their employment, we will nominate each for election as a director.
Under the employment agreements, the named executive officers receive initial annual base salaries in the amounts reflected in the “Summary Compensation Table” above, which are subject to increase at the discretion of our Compensation Committee. In addition, the named executive officers will each be eligible to receive an annual cash performance bonus, the amount of which will be determined, for all named executive officers except for Mr. Rady based on the attainment of performance criteria established by our Compensation Committee. The target bonuses for the named executive officers (other than Mr. Rady) are set forth above under “— Elements of Executive Officer Compensation — Cash Bonuses.” In connection with entering into the employment agreements, each of our named executive officers (other than Mr. Rady) was also granted a “founders” award of restricted shares of our common stock as described above under “— Elements of Executive Officer Compensation — Equity Awards.” In addition, the named executive officers are eligible to participate in customary health, welfare and fringe benefit plans, and will accrue up to five weeks of paid vacation per year.
Under the employment agreements, if a named executive officer's employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, the executive will be entitled to receive the following:

•
a lump-sum payment in an amount equal to two times the sum of (i) the executive's annual base salary then in effect, (ii) the highest annual bonus earned by the executive during the employment term and (iii) the highest value of any annual equity award(s) made to the executive during the employment term (not including the initial grant of restricted stock described above made in connection with the completion of the initial public offering that vests on the basis of performance objectives or any award(s) granted pursuant to a multi-year or long-term performance program, initial hiring or retention award or similar non-reoccurring award);

•	a lump-sum payment in an amount equal to the executive's pro-rated annual bonus for the year in which the termination occurs, if any, based on performance achieved as of the termination date;

•	accelerated vesting of all outstanding equity awards held by the executive as of the termination date; and

•	a lump-sum cash payment equal to the executive's cost for continued healthcare coverage for up to 18 months after the termination date.
In the event that an executive's employment is terminated because the Company elects not to renew the initial or extended term of the employment agreement, then the executive will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason. The executive's right to receive the severance payments and benefits described above is subject to his delivery of an effective general release of claims in favor of the Company.
Under the employment agreements, upon a change in control of the Company, the executives will be entitled to accelerated vesting of the executive's initial restricted stock grant such that the restricted stock will become fully vested and nonforfeitable.
Upon a termination of employment by reason of death or disability, the executive or his estate will be entitled to accelerated vesting of all outstanding equity awards held by the executive as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.
The employment agreements also contain customary confidentiality and non-solicitation provisions.
Potential Payments Upon Termination or Change in Control
The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive under his existing employment agreement with the Company upon termination of such executive's employment in certain circumstances or upon a change in control without a corresponding termination of such executive's employment. The amounts shown assume that such termination or change in control was effective as of December 31, 2012, and are only estimates of the amounts that would be paid out to such executives upon termination of their employment or a change in control. The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company or a change in control. In the event of a termination by the Company for cause or by the executive without good reason, including in connection with a change in control, such executive would not be entitled to any of the amounts reflected in the table.

Name	Benefit	Change in Control	Termination Without Cause or Resignation for Good Reason	Death or Disability
Ernest S. Rady	Severance Payment (1)	$—	$1,100,000	$—
	Accelerated Equity Award Vesting (2)	—	—	—
	Medical Benefits (3)	—	26,052	—
Total Value:		$—	$1,126,052	$—

John W. Chamberlain	Severance Payment (1)	$—	$7,627,400	$—
	Accelerated Equity Award Vesting (2)	6,284,250	6,284,250	6,284,250
	Medical Benefits (3)	—	25,816	—
Total Value:		$6,284,250	$13,937,466	$6,284,250

Robert F. Barton	Severance Payment (1)	$—	$5,378,050	$—
	Accelerated Equity Award Vesting (2)	4,713,188	4,713,188	4,713,188
	Medical Benefits (3)	—	19,897	—
Total Value:		$4,713,188	$10,111,135	$4,713,188

Adam Wyll	Severance Payment (1)	$—	$2,016,850	$—
	Accelerated Equity Award Vesting (2)	1,571,063	1,571,063	1,571,063
	Medical Benefits (3)	—	33,987	—
Total Value:		$1,571,063	$3,621,900	$1,571,063

Patrick Kinney	Severance Payment (1)	$—	$1,565,480	$—
	Accelerated Equity Award Vesting (2)	1,256,850	1,256,850	1,256,850
	Medical Benefits (3)	—	27,503	—
Total Value:		$1,256,850	$2,849,833	$1,256,850
____________

(1)
Pursuant to the terms of the employment agreements with the executives described above, the severance payment is an amount equal to (a) two times the sum of (I) the executive's annual base salary then in effect, plus (II) the highest annual bonus earned by the executive during the employment term, plus (III) the value of the restricted stock awards granted to the executives at the time of the initial public offering the vesting of which is time-based, calculated based on the initial price per share of our common stock to the public of $20.50, plus (b) the executive's annual bonus for 2012 based on performance achieved as of the termination date. The calculations in the table are based on the named executive officers' annual base salaries on December 31, 2012 and each executive's annual bonus for 2012. The severance payment will be paid in a lump sum.

(2)
For purposes of this calculation, each executive's total unvested shares of restricted stock on December 31, 2012, are multiplied by the closing market price of our common stock at December 31, 2012, the last trading day of 2012, of $27.93.

(3)
This figure represents the amount needed to pay for health benefits for the executive and his eligible family members for 18 months following the executive's termination of employment at the same level as in effect immediately preceding his termination of employment. This amount is payable in cash in a lump sum.

Risk Assessment of Compensation Program

In February 2013, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation, long-term incentive compensation and severance arrangements. Management's risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Equity Compensation Plan Information
The following table sets forth certain equity compensation plan information for the Company as of December 31, 2012.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	3,421,189
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	—	—	3,421,189
Executive Deferred Compensation Plans
Our operating partnership has adopted the American Assets Trust Executive Deferral Plan V, or EDP V, and the American Assets Trust Executive Deferral Plan VI, or EDP VI. These plans were adopted by our operating partnership as successor plans to those deferred compensation plans maintained by American Assets, Inc., in which certain employees of American Assets, Inc., who were transferred to us in connection with our initial public offering, participated prior to our initial public offering. EDP V and EDP VI contain substantially the same terms and conditions as these predecessor plans. American Assets, Inc. transferred the account balances under the predecessor plans to our operating partnership. These transferred account balances represent amounts deferred by certain employees prior to our initial public offering while they were employed by American Assets, Inc.
EDP V is a frozen plan, meaning that no additional deferrals or contributions will be made into the plan and all participants are 100% vested in their account balances under that plan. Participant accounts in EDP V are credited with earnings at a specified rate determined based on the participant's years of service. Participants in EDP V are entitled to receive a distribution from their account upon a separation from service, death, disability or retirement (as defined in EDP V). Distributions are generally paid in installments over a period of 15 years. In the event of a participant's disability, he or she will receive an annual disability benefit equal to one and one-half times the amount of the greatest annual deferral amount by such participant. These disability benefits will continue until the participant's death, the date he or she ceases to be disabled or the date he or she attains age sixty-five. If a participant dies before he or she retires, his or her successor will receive a death benefit equal to the greater of (1) the participant's then-existing account balance or (2) ten times the amount of the greatest annual deferral amount by such participant, paid in a lump sum. Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments or variable interest-rate products chosen by them. Mr. Barton is the only executive officer who is a participant in EDP V.
EDP VI allows for deferrals by participants of up to 90% of base salary and up to 100% of bonuses and other cash or equity-based compensation approved by our compensation committee. For the 2012 calendar year, participants in EDP VI were eligible to elect to defer base salary, bonuses and other cash compensation. There is no maximum dollar limit on the amount that may be deferred by a participant each year.  Participants in EDP VI will elect to have the participant's account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the participant.  Participants are permitted to change their investment elections at any time.  Our operating partnership may also make discretionary contributions to a participant's account under EDP VI, and which contributions will be subject to a seven-year vesting schedule. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts.  Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them.
Participants in EDP VI are entitled to receive a distribution from their account upon a separation from service, a specified date, death, disability, retirement (as defined in EDP VI), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended. Distributions are in a lump sum or annual installments over a period of 5, 10 or 15 years based upon the participant's election as allowed under EDP VI. Messrs. Chamberlain and Barton are the only executive officers who are participants in EDP VI.
EDP V and EDP VI are unfunded obligations of our operating partnership, and participants are unsecured creditors of our operating partnership.

We summarize below information regarding the participation in our nonqualified deferred compensation plans by our named executive officers. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2012.

	2012 Nonqualified Deferred Compensation Under EDP V and EDP VI
Name	Executive Contributions in 2012 ($) (1)	Company Contributions in 2012 ($)	Aggregate Earnings in 2012 ($) (2)	Aggregate Balance at 12/31/12 ($)
Ernest S. Rady	—	—	—	—
John W. Chamberlain	27,010	—	4,969	110,993
Robert F. Barton	29,099	—	15,562	246,339
Adam Wyll	—	—	—	—
Patrick Kinney	—	—	—	—
____________

(1)
Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2012 that are also included as 2012 salary and bonus compensation reported in the Summary Compensation Table total $27,010 for Mr. Chamberlain and $29,099 for Mr. Barton. All of the reported contributions were made under EDP VI, as EDP V is a frozen plan.

(2)
Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and Company contributions during the year. Earnings for 2012 were $4,969 for Mr. Chamberlain and $15,562 for Mr. Barton (of which $2,629 were under EDP V and $12,933 were under EDP VI). These earnings are not reported in the Summary Compensation Table. None of such earnings were above-market interest.

STOCK OWNERSHIP
PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable as of April 5, 2013 for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 5, 2013 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o American Assets Trust, Inc., 11455 El Camino Real, Suite 200, San Diego, California 92130.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares (1)	Percentage of All Shares and Units (2)
American Assets, Inc. (3)	5,296,386	11.83%	9.17%
Ernest Rady Trust U/D/T March 10, 1983 (4)	20,177,898	37.11	34.95
Ernest S. Rady (5)	20,530,095	37.55	35.56
John W. Chamberlain (6)	305,460	*	*
Robert F. Barton (7)	170,231	*	*
Adam Wyll (8)	56,250	*	*
Patrick Kinney (8)	45,000	*	*
Duane A. Nelles (9)	53,555	*	*
Alan D. Gold (10)	5,560	*	*
Larry E. Finger (11)	4,054	*	*
Thomas S. Olinger (12)	3,554	*	*
Robert S. Sullivan (12)	3,554	*	*
Cohen & Steers, Inc. (13)	5,350,705	13.49	9.27
The Vanguard Group (15)	4,094,890	10.32	7.09
Wellington Management Company, LLP (14)	3,851,415	9.71	6.67
FMR LLC (17)	2,961,361	7.47	5.13
Vanguard Specialized Funds (16)	2,210,987	5.57	3.83
All directors and executive officers as a group (10 persons)	21,177,313	38.72	36.68
____________

*	Less than 1.00%.

(1)
Based on current shares of common stock outstanding (39,709,212 as of April 5, 2013). In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and named executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)	Assumes a total 39,709,212 shares of our common stock and 17,978,435 common units, where units may be redeemed for cash or, at our option, exchanged for shares of our common stock.

(3)
Includes 2,004 common units held by Western Insurance Holdings, Inc., which is controlled by American Assets, Inc. American Assets, Inc. disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.

(4)
Includes 186,805 shares and 5,107,577 common units held by American Assets, Inc., which is controlled by Ernest Rady Trust U/D/T March 10, 1983, or the Rady Trust; 2,004 common units held by Western Insurance Holdings, Inc., which is controlled by American Assets, Inc.; and 31,000 shares held by Insurance Company of the West, which is controlled by the Rady Trust. The Rady Trust disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.

(5)
Includes (a) 5,255,772 shares and 9,594,740 common units held by the Rady Trust; (b) 27,000 shares held by the Evelyn Shirley Rady Trust U/D/T March 10, 1983, for which Mr. Rady is the trustee; (c) 91,276 common units held by the Donald R. Rady Trust, for which Mr. Rady is the trustee; (d) 91,252 common units held by the Margo S. Rady Trust, for which Mr. Rady is the trustee; (e) 141,025 common units held by DHM Trust dated as of 29th May 1959, for which Mr. Rady is the trustee; (f) 186,805 shares and 5,107,577 common units held by American Assets, Inc., which is indirectly controlled by Mr. Rady; (g) 31,000 shares held by Insurance Company of the West, which is indirectly controlled by Mr. Rady; and (h) 2,004 common units held by Western Insurance Holdings, Inc., which is indirectly controlled by Mr. Rady. Mr. Rady disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein. Additionally, as of April 5, 2013, Mr. Rady has pledged 1,615,000 shares as collateral under various margin accounts for personal loan purposes.

(6)
Includes (a) 18,880 shares held by Trust A of the W.E. & B.M. Chamberlain Trust, for which Mr. Chamberlain is the trustee; (b) 2,818 common units held by Trust C of the W.E. & B.M. Chamberlain Trust, for which Mr. Chamberlain is the trustee; (c) 32,068 shares and 10,694 common units held by The John W. and Rebecca S. Chamberlain Trust dated July 14, 1994, as amended, for which Mr. Chamberlain and his wife are the trustees and beneficiaries; (d) 225,000 shares of restricted stock granted pursuant to his employment agreement; and (e) 16,000 shares purchased subsequent to our initial public offering. Mr. Chamberlain disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein.

(7)
Includes (a) 481 shares held by the Robert and Katherine Barton Living Trust, for which Mr. Barton is a trustee and beneficiary, and as such is the beneficial owner of the shares and common units held by such trust, (b) 168,750 shares of restricted stock granted pursuant to his employment agreement, and (c) 1,000 shares purchased subsequent to our initial public offering.

(8)	Consists of restricted stock granted pursuant to his employment agreement.

(9)
Includes (a) 2,254 shares of unvested restricted stock and 1,301 shares of vested restricted stock granted pursuant to our 2011 Plan to Mr. Nelles as a non-employee director nominee, (b) 20,000 shares of our common stock purchased at the time of our initial public offering, and (c) 30,000 shares purchased subsequent to the offering. The 50,000 shares of our common stock that have been purchased since our initial public offering are held by the Nelles Intervivos Trust dtd. 3/29/1976, for which Mr. Nelles is a co-trustee and beneficiary, and as such is the beneficial owner of the shares held by such trust.

(10)
Includes (a) 2,908 shares of unvested restricted stock and 652 shares of vested restricted stock granted pursuant to our 2011 Plan to Mr. Gold as a non-employee director and (b) 2,000 shares purchased subsequently. As of March 19, 2013, Mr. Gold elected not to stand for re-election at our 2013 Annual Meeting of Stockholders, due to his desire to devote more time to his other business obligations.

(11)
Includes (a) 2,254 shares of unvested restricted stock and 1,300 shares of vested restricted stock granted pursuant to our 2011 Plan to Mr. Finger as a non-employee director and (b) 500 shares of our common stock purchased at the time of our initial public offering.

(12)	Consists of restricted stock granted to each of our non-employee directors pursuant to our 2011 Plan.

(13)
Includes 5,187,241 shares beneficially owned by Cohen & Steers Capital Management, Inc. and 163,464 shares beneficially owned by Cohen & Steers Europe S.A. Cohen & Steers, Inc. holds a 100% interest in Cohen & Steers Capital Management, Inc., an investment adviser. Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. together hold a 100% interest in Cohen & Steers Europe, S.A., an investment adviser. Cohen & Steers, Inc.'s address is 280 Park Avenue, 10th Floor, New York, New York 10017. The foregoing information is based on Cohen & Steers, Inc.'s Schedule 13G filed with the SEC on February 14, 2013.

(14)
Wellington Management Company, LLP ("Wellington Management"), in its capacity as investment adviser, may be deemed to beneficially own 3,851,415 shares, which are held of record by clients of Wellington Management. Wellington Management's address is 280 Congress Street, Boston, Massachusetts 02210. The foregoing information is based on Wellington Management's Schedule 13G filed with the SEC on February 14, 2013.

(15)
The Vanguard Group, Inc., in its capacity as investment adviser, may be deemed to beneficially own 4,094,890 shares, which are held of record by clients of The Vanguard Group. The Vanguard Group's address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.'s Schedule 13G filed with the SEC on February 21, 2013.

(16)
The Vanguard Group, Inc., in its capacity as investment adviser, may be deemed to beneficially own 2,210,987 shares, which are held of record by clients of The Vanguard Group. The Vanguard Specialized Funds' address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on the Vanguard Specialized Funds' Schedule 13G filed with the SEC on February 14, 2013.

(17)
Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 2,961,361 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR, LLC through its control of Fidelity, and the Fidelity funds each has sole power to dispose of the 2,961,361 shares owned by the funds. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees. FMR LLC's address is 82 Devonshire Street, Boston, Massachusetts 02109. The foregoing information is based on FMR, LLC's Schedule 13G filed with the SEC on February 14, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2012, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.

Formation Transactions

Each property acquired by us through our operating partnership upon the completion of those certain formation transactions in which we engaged in connection with our initial public offering, or the Formation Transactions, was previously owned directly or indirectly by partnerships, limited liability companies or corporations in which Ernest S. Rady and his affiliates, including the Rady Trust, certain of our other directors and named executive officers and their affiliates and/or other third parties owned a direct or indirect interest. We refer to these partnerships, limited liability companies and corporations collectively as the “ownership entities” and we refer to the previous owners of the ownership entities as the “prior investors.”

In connection with the Formation Transactions, the Rady Trust entered into a representation, warranty and indemnity agreement with us, pursuant to which it made certain representations and warranties to us regarding the entities and assets acquired in the Formation Transactions and agreed to indemnify us and our operating partnership for breaches of such representations and warranties for one year after the completion of our initial public offering and the Formation Transactions. For purposes of satisfying any indemnification claims, the Rady Trust deposited into escrow shares of our common stock and common units with an aggregate value equal to ten percent of the consideration paid to the Rady Trust and its affiliates in the Formation Transactions. The Rady Trust had no obligation to increase the amount of common stock and/or common units in the escrow in the event the trading price of our common stock declined below the initial public offering price of $20.50 per share. On or about January 26, 2012, all amounts in the escrow from the closing of the Formation Transactions were distributed to the Rady Trust and no indemnity claims were made against such amounts. This indemnification was subject to a one-time aggregate deductible equal to one percent of the consideration paid to the Rady Trust and its affiliates in the Formation Transactions and a cap equal to the value of the consideration deposited in the escrow. Other than the Rady Trust, none of the prior investors or the entities that we are acquiring in the Formation Transactions provided us with any indemnification.

Release of Guarantees

The Rady Trust and certain other affiliates of Mr. Rady were guarantors of approximately $879.0 million of indebtedness, in the aggregate, that was assumed by us upon completion of our initial public offering. The guarantees with respect to substantially all of this indebtedness are limited to losses incurred by the applicable lender arising from a borrower's fraud, intentional misrepresentation or other “bad acts,” a borrower's bankruptcy, a prohibited transfer under the loan documents or losses arising from a borrower's breach of certain environmental covenants. Except as set forth in the following sentence, in connection with this assumption, the Rady Trust and such other affiliates of Mr. Rady were all released from their guarantee obligations, and the operating partnership and/or the REIT became replacement guarantors, from the date of the initial public offering. With respect to the assumption of the indebtedness related to the Loma Palisades property, the operating partnership was required to become a guarantor of such obligations, but the lenders did not consent to the release of American Assets, Inc. from its guarantee of such indebtedness. The operating partnership has entered into an indemnity agreement with American Assets, Inc., pursuant to which the operating partnership is obligated to reimburse American Assets, Inc. for any amounts paid by it under such guarantee with respect to the assumed Loma Palisades indebtedness.

Partnership Agreement

In connection with the completion of our initial public offering and the Formation Transactions, we entered into an amended and restated partnership agreement with the various persons receiving common units in the Formation Transactions, including Mr. Rady, his affiliates and certain other executive officers of our company. As a result, these persons became limited partners of our operating partnership.

Pursuant to the partnership agreement, limited partners of our operating partnership and some assignees of limited partners have the right to require our operating partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter.

In addition, we may not, without prior limited partner approval, directly or indirectly transfer all or any portion of our interest in the operating partnership before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders.

Registration Rights

We entered into a registration rights agreement with the various persons who received shares of our common stock and/or common units in the Formation Transactions, including Mr. Rady, his affiliates, immediate family members and related trusts and certain of our executive officers. Pursuant to the registration rights agreement, we filed a registration statement on Form S-3 covering the resale of the shares of our common stock issued in the Formation Transactions and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the Formation Transactions.

In addition, in connection with our filing a registration statement with respect to an underwritten offering for our own account, any of Mr. Rady and his affiliates, immediate family members and related trusts will have the right, subject to certain limitations, to register such number of shares of our common stock issued to him or her pursuant to the Formation Transactions as each such person requests.

Under certain circumstances, we are also required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the Formation Transactions, provided the securities to be registered in such offering shall (1) have a market value of at least $25 million or (2) shall represent all of the remaining securities acquired in the Formation Transactions by Mr. Rady and his affiliates, immediate family members and related trusts and such securities shall have a market value of at least $10 million, and provided further that we are not obligated to effect more than three such underwritten offerings. We agreed to pay all of the expenses relating to the securities registrations described above.

Tax Protection Agreement

We entered into a tax protection agreement with certain limited partners of our operating partnership, or the protected partners, including Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain. Under this agreement, our operating partnership will indemnify the protected partners for their tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to their share of the built-in gain, as of the closing of the Formation Transactions, with respect to their interest in Carmel Country Plaza, Carmel Mountain Plaza, Del Monte Center, Loma Palisades, Lomas Santa Fe Plaza, Waikele Center or the ICW Plaza portion of Torrey Reserve Campus, which we collectively refer to as the tax protected properties, if the operating partnership, without the consent of Mr. Rady, disposes of any interest with respect to such properties in a taxable transaction during the shorter of the seven-year period after the closing of the Formation Transactions and the date on which 50% or more of the common units originally received by any such protected partner in the Formation Transactions have been sold, exchanged or otherwise disposed of by the protected partner, subject to certain exceptions and limitations. In addition, if during this period we fail to offer certain of the protected partners an opportunity to guarantee, in the aggregate, up to approximately $129.4 million of our outstanding indebtedness, or if we fail to make commercially reasonable efforts to provide such partners who continue to own more than 50% of the common units originally received by such partners in the Formation Transactions with an opportunity to guarantee debt after this period, we will be required to indemnify such partners against their resulting tax liabilities (plus an additional amount equal to the taxes they incur as a result of such indemnity payment). Notwithstanding the foregoing, the operating partnership's indemnification obligations under the tax protection agreement will terminate upon the later of the death of Mr. Rady and the death of his wife. Mr. Rady and his affiliates and an affiliate of Mr. Chamberlain will have the opportunity to guarantee up to approximately $51.3 million and $204,000, respectively, of our outstanding indebtedness. Among other things, this opportunity to guarantee debt is intended to allow the protected partners to defer the recognition of gain in connection with the Formation Transactions. The sole and exclusive rights and remedies of any protected partner under the tax protection agreement shall be a claim against our operating partnership for such protected partner's tax liabilities as calculated in the tax protection agreement, and no protected partner shall be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a protected party from our operating partnership in violation of the tax protection agreement.

Lease Agreement

Insurance Company of the West, which was founded by Mr. Rady and is indirectly controlled by him, is a major tenant at Torrey Reserve Campus. Mr. Rady currently serves as the chairman of the board of directors of Insurance Company of the West. Pursuant to a lease agreement with Insurance Company of the West, we received approximately $2.1 million in rent from Insurance Company of the West in 2012.

Employment Agreements

We entered into employment agreements with each of our named executive officers, which will provide for salary, bonus and other benefits, including accelerated equity vesting upon a change in control and severance upon a termination of employment under certain circumstances. The material terms of the agreements with our named executive officers are described above under “Executive Compensation and Other Information — Compensation Discussion and Analysis — Elements of Executive Officer Compensation”

Transition Services Agreement and American Assets, Inc.

Our operating partnership has entered into a transition services agreement with American Assets, Inc., which is indirectly controlled by Mr. Rady, pursuant to which it and American Assets, Inc. have each agreed to provide the other with such services as the other shall reasonably request. Any party receiving services under this agreement shall reimburse the party providing such services for the fully loaded cost of providing such services and for any other actual and reasonable out of pocket expenses incurred in connection with providing such services. Either party may terminate this agreement upon 30-days' written notice.

Additionally, Messrs. Rady, Chamberlain and Barton served as directors of American Assets, Inc. in 2012 and have been appointed by American Assets, Inc.'s stockholders to serve as directors of American Assets, Inc. in 2013. In 2012, Mr. Barton received a $50,000 payment from American Assets, Inc. for extraordinary services provided to American Assets, Inc. in connection with successful litigation.

Equity Incentive Award Plan

In connection with the Formation Transactions, we adopted a cash and equity-based incentive award plan for our directors, officers, employees and consultants. The material terms of such award plan are described above under “— Compensation Discussion and Analysis — Elements of Executive Officer Compensation.”

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Code of Business Conduct and Ethics policy since our initial public offering in January 2011. As part of our Code of Business Conduct and Ethics, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.
We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (ii) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is (or was) expected to occur or exist;

•
any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

INCORPORATION BY REFERENCE

The Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and any information included on our web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at American Assets Trust, Inc., Attention: Investor Relations, 11455 El Camino Real, Suite 200, San Diego, California 92130, (b) telephone at (858) 350-2600, or (c) e-mail at info@americanassets.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.
Stockholder Proposals
2013 Annual Meeting Proposals
Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this proxy statement and any procedural matters relating to these proposals.
2014 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2014 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the first page of this proxy statement no later than December 17, 2013. Any proposal should be addressed to our General Counsel and may be included in next year's proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, the Company's Bylaws currently require that the Company be given advance written notice of nominations for election to the Company's Board of Directors and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Our Secretary must receive such notice at the address set forth in the Introduction not later than December 17, 2013 and no earlier than November 17, 2013 for matters to be presented at the 2014 annual meeting of our stockholders. However, in the event that the 2014 annual meeting is held before May 14, 2014 or after July 13, 2014, for notice by the stockholder to be timely it must be received not earlier than 150 days prior to the date of the 2014 annual meeting and not later than 5:00 p.m., Eastern time, on the later of (a) 120 days prior to the date of the 2014 annual meeting and (b) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.
Other Matters
Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.
By Order of the Board of Directors,

Adam Wyll
Senior Vice President, General Counsel and Secretary
San Diego, California
April 16, 2013

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN ASSETS TRUST, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on June 13, 2013

The Notice of Annual Meeting, Proxy Statement, 2012 Annual Report and other SEC filings are available at the investor relations page of our corporate information web site at www.americanassetstrust.com.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com .

AMERICAN ASSETS TRUST, INC
Annual Meeting of Stockholders
June 13, 2013 9:00 AM PACIFIC TIME
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Robert F. Barton and Adam Wyll, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN ASSETS TRUST, INC. that the stockholder is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 13, 2013, at 11455 El Camino Real, ICW Boardroom - 2nd Floor, San Diego, CA 92130, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000167025_2 R1.0.0.51160

AMERICAN ASSETS TRUST

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Ernest S. Rady
02 John W. Chamberlain
03 Larry E. Finger
04 Duane A. Nelles
05 Thomas S. Olinger
06 Robert S. Sullivan

The Board of Directors recommends you vote FOR proposals 2 and 3.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000167025_1 R1.0.0.51160